UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15 (d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
June 21, 2007

KILROY REALTY CORPORATION
(Exact name of registrant as specified in its charter)

Maryland	1-12675	95-4598246
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12200 W. Olympic Boulevard, Suite 200, Los Angeles, California                                                                                                                                  90064
                                   (Address of principal executive offices)                                                                                                                     (Zip Code)

Registrant’s telephone number, including area code:  (310) 481-8400

 N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On June 21, 2007, the Board of Directors of Kilroy Realty Corporation (the “Company”), upon recommendation of the Nominating/Corporate Governance Committee (the “Committee”), elected Scott Ingraham, former Chairman of the Board and Chief Executive Officer of Rent.com, as a new director; and on June 25, 2007, the Board of Directors of the Company, upon recommendation of the Committee, elected Howard Shiebler, Senior Managing Director, Pacific Region of GE Commercial Finance, as a new director.  Mr. Ingraham and Mr. Shiebler will be nominees for director at the 2008 annual stockholders’ meeting and, if elected, will join the class of directors whose terms expire at the 2010 annual stockholders’ meeting.  There was no arrangement or understanding between either of Mr. Ingraham or Mr. Shiebler and any other persons pursuant to which either of Mr. Ingraham or Mr. Shiebler was selected as a director, and there are no related party transactions between either of Mr. Ingraham or Mr. Shiebler and the Company.  Mr. Ingraham and Mr. Shiebler have not yet been appointed to any committees of the board of directors.

Mr. Ingraham and Mr. Shiebler will each receive a grant of 1,000 shares of restricted stock under the Company’s 2006 Incentive Award Plan (the “2006 Plan”).  They will also receive the standard compensation provided to all Company non-employee directors, which consists of annual cash compensation of $35,000 for services rendered and $2,000 for each board meeting attended.  They will also be eligible to receive an annual grant in May of each year under the 2006 Plan of restricted shares valued at $100,000 that will vest in equal annual installments over two years.  The Company also reimburses directors for reasonable expenses incurred to attend director meetings and incident to their service as a director.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KILROY REALTY CORPORATION
Date: June 26, 2007
	By:	/s/ Heidi R. Roth
Heidi R. Roth
Senior Vice President and Controller

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